UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 30, 2014, Enterprise Products Partners L.P. (“Enterprise”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three months and year ended December 31, 2013, and will hold a webcast conference call discussing those results. A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01 Other Events.

Condensed Consolidated Financial Highlights – Fourth Quarter 2013 Results (Unaudited)

On January 30, 2014, Enterprise announced its consolidated financial results for the three months and year ended December 31, 2013. The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$13,101.3	$11,072.1	$47,727.0	$42,583.1
Costs and expenses	12,227.0	10,271.5	44,427.0	39,538.2
Equity in income of unconsolidated affiliates	41.2	22.1	167.3	64.3
Operating income	915.5	822.7	3,467.3	3,109.2
Interest expense	198.1	199.0	802.5	771.8
Provision for (benefit from) income taxes	11.3	6.3	57.5	(17.2)
Net income	705.7	617.4	2,607.1	2,428.0
Net income attributable to noncontrolling interests	6.8	1.9	10.2	8.1
Net income attributable to limited partners	698.9	615.5	2,596.9	2,419.9
Earnings per unit, fully diluted	0.75	0.68	2.82	2.71

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$737.4	$632.0	$2,514.4	$2,468.5
Onshore Natural Gas Pipelines & Services	187.1	210.0	789.0	775.5
Onshore Crude Oil Pipelines & Services	163.1	135.0	742.7	387.7
Offshore Pipelines & Services	28.0	42.0	146.1	173.0
Petrochemical & Refined Products Services	175.2	142.7	625.9	579.9
Other	—	—	—	2.4

Total gross operating margin	$1,290.8	$1,161.7	$4,818.1	$4,387.0

	December 31, 2013	December 31, 2012
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$56.9	$16.1
Total assets	40,138.7	35,934.4
Total debt principal outstanding, including current maturities	17,357.7	16,179.3
Partners’ equity	15,214.8	13,187.7
Noncontrolling interests	225.6	108.3

For the fourth quarter of 2013, distributions received from unconsolidated affiliates were $64 million and depreciation, amortization and accretion expenses totaled $315 million. In addition, during the fourth quarter of 2013, our total capital spending was approximately $1.3 billion, of which $78 million was attributable to sustaining capital projects. We received $24 million from the sale of assets and insurance recoveries during the fourth quarter of 2013.

The foregoing information has not been reviewed by our independent auditors and is subject to revision as we prepare our audited consolidated financial statements as of and for the year ended December 31, 2013. This information is not a comprehensive statement of our financial results for the quarterly period and year ended December 31, 2013, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the year ended December 31, 2013 are finalized.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

Highlights of Fourth Quarter of 2013 Results. Net income attributable to limited partners for the fourth quarter of 2013 was $699 million compared to $616 million for the fourth quarter of 2012. Earnings per unit for the fourth quarter of 2013 were $0.75 per unit compared to $0.68 per unit for the fourth quarter of 2012. Net income for the fourth quarter of 2013 included $44 million, or $0.05 per unit, for charges related to asset impairments, partially offset by gains of $15 million, or $0.02 per unit, related to sales of assets and insurance recoveries. The fourth quarter of 2012 included $6 million, or $0.01 per unit, for charges related to asset impairments and losses of $17 million, or $0.02 per unit, related to sales of assets and insurance recoveries.

Gross operating margin for the fourth quarter of 2013 was $1.3 billion compared to $1.2 billion for the fourth quarter of last year. The following information highlights significant changes in our comparative segment results (i.e., gross operating margin amounts) and the primary drivers of such changes.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was a record $737 million for the fourth quarter of 2013 compared to $632 million for the same quarter of 2012.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $339 million for the fourth quarter of 2013 compared to $330 million for the fourth quarter of 2012. A $20 million increase in gross operating margin from the NGL marketing business more than offset an $11 million decrease in the natural gas processing business primarily due to lower processing margins. Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.7 billion cubic feet per day (“Bcfd”) in the fourth quarters of both 2013 and 2012. Enterprise’s equity NGL production was 145 thousand barrels per day (“MBPD”) for the fourth quarter of 2013 compared to 96 MBPD for the fourth quarter of 2012. Fee-based natural gas processing volumes and equity NGL production from the partnership’s processing plants in South Texas increased by 0.2 Bcfd and 26 MBPD, respectively, in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $29 million, or 14 percent, to $249 million for the fourth quarter of 2013 from $220 million for the fourth quarter of 2012. NGL pipeline volumes increased by 368 MBPD, or 14 percent, in the fourth quarter of 2013 to 2.9 million barrels per day (“BPD”) compared to the fourth quarter of 2012. The partnership’s South Texas NGL pipeline systems reported a $7 million increase in gross operating margin on a 122 MBPD increase in volume due to Eagle Ford shale production growth. Enterprise’s liquefied petroleum gas (“LPG”) marine import/export terminal on the Houston Ship Channel and its related pipeline reported a $16 million increase in gross operating margin due to the expansion of the facility in March 2013.

Enterprise’s NGL fractionation business reported record gross operating margin of $150 million for the fourth quarter of 2013 compared to $82 million reported for the same quarter of 2012. The partnership’s fractionators at Mont Belvieu generated $56 million of this increase in gross operating margin primarily attributable to a 113 MBPD increase in volume as Fractionators VII and VIII began commercial operations during the fourth quarter of 2013 and Fractionator VI, which began operations in October 2012, was in operation for a full quarter in 2013. Fractionation volumes for the fourth quarter of 2013 increased 11 percent to a record 781 MBPD compared to the same quarter in 2012.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $187 million for the fourth quarter of 2013 compared to $210 million for the fourth quarter of 2012. Total onshore natural gas pipeline volumes were 12.4 trillion British thermal units per day (“TBtud”) in the fourth quarter of 2013 compared to 13.4 TBtud in the fourth quarter of 2012.

Gross operating margin from natural gas marketing activities decreased $11 million for the fourth quarter of 2013 compared to the same quarter of 2012 primarily due to lower natural gas sales margins. Aggregate gross operating margin for the Haynesville, Jonah, Piceance Basin and San Juan gathering systems declined by $9 million and aggregate volume on these systems declined by 0.8 TBtud in the fourth quarter of 2013 compared to the fourth quarter of 2012 due to the effects of reduced drilling activities and production declines in the regions served by these systems. In general, producers have reduced their drilling programs in areas that typically have reserves of dry natural gas or natural gas with a lower content of NGLs.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines & Services segment increased 21 percent to $163 million for the fourth quarter of 2013 from $135 million for the fourth quarter of 2012. This increase in gross operating margin for the fourth quarter of 2013 was attributable to increased pipeline volumes, including the partnership’s South Texas and West Texas pipeline systems and our Seaway and Eagle Ford joint venture pipelines as well as improved results from our crude oil storage facilities.This increase from our pipelines and storage facilities was partially offset by a $52 million decrease in gross operating margin from our crude oil marketing and related trucking activities due to lower margins as a result of lower regional price differences for crude oil. Total onshore crude oil pipeline volumes increased 42 percent to a record 1.3 million BPD for the fourth quarter of 2013 from 897 MBPD for the fourth quarter of 2012.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $28 million for the fourth quarter of 2013 compared to $42 million for the same quarter of 2012.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $22 million for the fourth quarter of 2013 compared to $26 million for the fourth quarter of 2012. Total offshore crude oil pipeline volumes were 309 MBPD in the fourth quarter of 2013 compared to 336 MBPD for the fourth quarter of 2012.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $9 million for the fourth quarter of 2013 compared to $14 million for the fourth quarter of 2012 attributable to lower volumes. Natural gas volumes on the Independence Trail pipeline were 212 billion British thermal units per day (“BBtud”) for the fourth quarter of 2013 compared to 313 BBtud in the fourth quarter of 2012. Total offshore natural gas pipeline volumes (including those for Independence Trail) were 594 BBtud for the fourth quarter of 2013 compared to 786 BBtud in the fourth quarter of 2012.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 23 percent to $175 million for the fourth quarter of 2013 compared to $143 million for the fourth quarter of 2012.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was $33 million for the fourth quarter of 2013 compared to $13 million for the fourth quarter of 2012. This increase was primarily due to an increase in operating days during the fourth quarter of 2013 compared to the fourth quarter of 2012 due to downtime during the fourth quarter of 2012 for the plant’s annual turnaround. Total plant production volumes were 24 MBPD in the fourth quarter of 2013 compared to 15 MBPD for the fourth quarter of 2012.

The partnership’s propylene business reported gross operating margin of $46 million for the fourth quarter of 2013 compared to $34 million for the fourth quarter of 2012 due to higher volumes and sales margins. Propylene fractionation volumes were 82 MBPD for the fourth quarter of 2013 compared to 69 MBPD in the fourth quarter of 2012. Related propylene pipeline volumes were 119 MBPD for the fourth quarter of 2013 compared to 116 MBPD for the fourth quarter of 2012.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $56 million for the fourth quarter of 2013 compared to $53 million for the fourth quarter of 2012. This increase was primarily due to improved results from our refined products marketing and terminal businesses. Total pipeline volumes for this business were 590 MBPD for the fourth quarter of 2013 compared to 589 MBPD for the fourth quarter of 2012.

Enterprise’s butane isomerization business reported gross operating margin of $21 million in the fourth quarter of 2013 compared to $24 million in the fourth quarter of 2012 primarily due to increased maintenance expenses associated with two isomerization plants during the fourth quarter of 2013. Butane isomerization volumes were 93 MBPD for the fourth quarters of both 2013 and 2012.

Enterprise’s marine transportation and other services business reported $19 million of gross operating margin for both the fourth quarters of 2013 and 2012.

Non-GAAP Financial Measure. We evaluate segment performance based on the non-generally accepted accounting principle, or non-GAAP, financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income and further to income before income taxes for the periods indicated (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Total gross operating margin (non-GAAP)	$1,290.8	$1,161.7	$4,818.1	$4,387.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(297.2)	(276.6)	(1,148.9)	(1,061.7)
Subtract impairment charges not reflected in gross operating margin	(39.3)	(5.8)	(92.6)	(63.4)
Add gains or subtract losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	15.0	(16.5)	83.4	17.6
Subtract non-refundable deferred revenues included in gross operating margin attributable to shipper make-up rights on new pipeline projects	(4.4)	—	(4.4)	—
Subtract general and administrative costs not reflected in gross operating margin	(49.4)	(40.1)	(188.3)	(170.3)

Operating income (GAAP)	$915.5	$822.7	$3,467.3	$3,109.2

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs. As discussed below, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity in income of unconsolidated affiliates in our measurement of segment gross operating margin and operating income. Equity investments with industry partners are a significant component of our business strategy. They are a means by which we conduct our operations to align our interests with those of customers and/or suppliers. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed. Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Management includes deferred transportation revenues relating to the make-up rights of committed shippers when reviewing the financial results of certain major new pipeline projects such as the Texas Express Pipeline and Seaway Pipeline. Certain shippers on these systems did not meet their minimum volume commitment beginning in the fourth quarter of 2013, thus revenues associated with each shipper’s make-up rights were deferred in accordance with GAAP. From an internal (and segment) reporting standpoint, management considers the transportation fees paid by committed shippers on major new pipeline projects, including any non-refundable revenues that may be deferred under GAAP related to make-up rights, to be important in assessing their financial performance. From a GAAP perspective, the revenue streams associated with these make-up rights are deferred until the earlier of (i) the deficiency volumes are shipped, (ii) the contractual make-up period expires or (iii) the pipeline is released from its performance obligation. Since management includes such deferred revenues in non-GAAP gross operating margin, these amounts are deducted in determining GAAP-based operating income. Our consolidated revenues do not reflect any deferred revenues until the conditions for recognizing such revenues are met in accordance with GAAP.

Management expects that several of our new pipeline projects, including the ATEX, Texas Express Pipeline and Front Range Pipeline, will experience periods where shippers are unable to meet their contractual minimum volume commitments during 2014. We anticipate that committed shipper transportation volumes on the ATEX may be negatively impacted by producer drilling programs, including the timing of new production well start-ups in the Marcellus and Utica Shale developments. With respect to the Texas Express Pipeline and Front Range Pipeline, we expect that ethane rejection in the supply basins served by these pipelines will adversely impact shipper transportation volumes.

Significant Recent Developments

Appalachia-to-Texas Express (“ATEX”) Pipeline Begins Operations

Our ATEX Pipeline commenced operations in January 2014. The ATEX Pipeline transports ethane in southbound service from NGL fractionation plants located in Pennsylvania, West Virginia and Ohio to our Mont Belvieu storage complex. The ethane extracted by these fractionation facilities originates from the Marcellus and Utica Shale production areas. In addition to newly constructed pipeline segments, significant portions of the ATEX pipeline consist of segments that were formerly used in refined products transportation service by our TE Products Pipeline. ATEX has an initial NGL transport capacity of 125 MBPD, expandable to at least 265 MBPD. The pipeline is supported by firm, ship-or-pay transportation agreements with 15-year terms.

ATEX terminates at our Mont Belvieu storage complex, which includes approximately 110 million barrels (“MMBbls”) of NGL and petroleum liquid storage capacity and an extensive pipeline distribution system. With the addition of our Aegis ethane pipeline now under construction (see description below), we will link Marcellus and Utica Shale-produced ethane to every existing ethylene production facility in the U.S. and provide supply security to support construction of new cracking units currently planned at Gulf Coast area refineries. Also, since our distribution system supports our LPG export terminal on the Houston Ship Channel and a second terminal that is under development, ethane volumes delivered to Mont Belvieu via ATEX may enhance the prospects for U.S.-produced ethane being exported to international markets.

Increase in Quarterly Cash Distribution Rate

In January 2014, Enterprise Parent’s general partner increased its quarterly cash distribution to $0.70 per common unit, or $2.80 per unit on an annualized basis, with respect to the fourth quarter of 2013. This distribution will be paid on February 7, 2014 and represents a 6.1% increase over the $0.66 per common unit quarterly distribution paid with respect to the fourth quarter of 2012.

Expansion of Houston Ship Channel LPG Export Terminal

In January 2014, we announced an expansion project at our Houston Ship Channel LPG export terminal that would increase our ability to load fully refrigerated, low-ethane propane and/or butane cargoes from 7.5 MMBbls per month to in excess of 16.0 MMBbls per month. Once this expansion project is completed, we expect our maximum loading capacity at the terminal would be approximately 27,000 barrels per hour, which would represent the highest in the industry. The expansion project is supported by a 50-year service agreement with Oiltanking Partners, L.P., which will provide additional dock space and related services to us at the terminal site. The expanded LPG export terminal is expected to be in service by the end of 2015 and is supported by long-term LPG export agreements.

We recently completed an expansion of our LPG export terminal that increased its loading capability for low-ethane propane from 4.0 MMBbls per month to 7.5 MMBbls per month. Our LPG export terminal continues to benefit from increased NGL supplies from domestic shale plays such as the Eagle Ford Shale and strong international demand for propane feedstocks used in ethylene cracking operations.

Mid-America Pipeline System’s Rocky Mountain Expansion Project Begins Operations

In January 2014, we announced the completion of an expansion project involving the Rocky Mountain pipeline of our Mid-America Pipeline System. This expansion project involved looping 265 miles of the Rocky Mountain pipeline, as well as related pump station modifications, which increased transportation capacity on the pipeline from approximately 275 MBPD to 350 MBPD (after taking into account shipper commitments to the expansion project). This expansion project was designed to accommodate growing natural gas and NGL production from major supply basins in Utah, Colorado, Wyoming and New Mexico. Several new natural gas processing plants constructed in the Uinta, Piceance and Greater Green River basins are expected to benefit from this expansion.

Start-Up of Eighth NGL Fractionator at Our Mont Belvieu Complex

In November 2013, we announced that the eighth NGL fractionator at our Mont Belvieu complex was placed in service. This new unit, which has the capacity to fractionate up to 85 MBPD of NGLs, increases total NGL fractionation capacity at our Mont Belvieu complex to approximately 670 MBPD. This fractionator, along with a seventh unit placed into service in September 2013, was designed to handle increasing NGL production from domestic shale plays, including the Eagle Ford Shale in South Texas and other supply basins in the Rocky Mountains and Mid-Continent regions.

Our seventh and eighth NGL fractionators are owned by a joint venture, formed in June 2013, between us and Western Gas Partners, LP (“Western Gas”), which is an affiliate of Anadarko. We own 75% of the joint venture’s member interests, with Western Gas owning a 25% noncontrolling interest in the joint venture.

Texas Express Pipeline and Related Gathering Systems Begin Operations

Our Texas Express Pipeline and two related NGL gathering systems commenced operations in November 2013. The Texas Express Pipeline originates in Skellytown, Texas and extends approximately 580 miles to Mont Belvieu, Texas. The Texas Express Pipeline gives producers in West and Central Texas, the Rocky Mountains, southern Oklahoma, the Mid-Continent and the Denver-Julesburg supply basin much needed takeaway capacity for growing NGL production volumes and improved access to Mont Belvieu, which is the primary industry hub for domestic NGL production. The Texas Express Pipeline is owned by Texas Express Pipeline LLC, which is a joint venture among us and affiliates of Enbridge Energy Partners, L.P. (“Enbridge”), Anadarko and DCP. We operate the Texas Express Pipeline and own a 35% member interest in Texas Express Pipeline LLC.

Mixed NGL volumes from the Rocky Mountains, Permian Basin and Mid-Continent regions are transported to the Texas Express Pipeline using our Mid-America Pipeline System. NGL volumes from the Denver-Julesburg supply basin are transported to the Texas Express Pipeline using the Front Range Pipeline.

In addition to the start of operations on the Texas Express Pipeline, service also commenced on two mixed NGL gathering systems developed by Texas Express Gathering LLC, which is a second joint venture among Enbridge, Anadarko and us. We own a 45% member interest in Texas Express Gathering LLC. Enbridge serves as operator of the two gathering systems, which link natural gas processing plants in the Anadarko/Granite Wash and Central Texas/Barnett Shale production areas to the Texas Express Pipeline.

Expansion of Eagle Ford Crude Oil Pipeline System

In September 2013, we, along with Plains All American Pipeline, L.P. (“Plains”), announced an expansion of our Eagle Ford Crude Oil Pipeline System in South Texas. The expansion is expected to increase the pipeline system’s capacity to transport light and medium grades of crude oil from 300 MBPD to 470 MBPD in order to accommodate expected volumes from Plains’ Cactus pipeline. As currently planned, the expansion of our Eagle

Ford Crude Oil Pipeline System would be completed in stages that include adding pumping capacity and looping certain segments of the existing system. The expansion also includes constructing an additional 2.3 MMBbls of operational storage capacity at Gardendale, Tilden and Corpus Christi, Texas. We expect the expansion to be completed during the second quarter of 2015.

Plans to Develop Refined Products Export Facilities on Texas Gulf Coast

In May 2013, we announced the development of a refined products export facility in Beaumont, Texas to meet growing demand for additional refined products export capability on the U.S. Gulf Coast. Export service at this marine terminal is expected to begin during the first quarter of 2014 and would accommodate Panamax class vessels. Panamax class vessels are medium-sized tanker ships designed to transit the existing lock chambers of the Panama Canal. This new export facility will complement our existing refined products pipelines, storage and terminal facilities in southeast Texas and enable us to provide customers with improved access to international markets. In addition to the planned Beaumont export facility, we are evaluating the potential for a second refined products export facility on the Houston Ship Channel.

Plans to Expand Crude Oil Storage and Distribution Infrastructure Serving Southeast Texas

Historically, southeast Texas refineries have been primarily supplied by waterborne imports of crude oil. With the success of North American producers, crude oil from the Eagle Ford, Permian, Midcontinent, Bakken and Canada are flowing into Southeast Texas and displacing waterborne crude oil imports. As production from these regions continues to grow, we expect a significant increase in North American crude oil deliveries to the U.S. Gulf Coast market, which currently lacks sufficient storage capacity and has an inadequate distribution system for handling these varying grades of domestic crude oil.

In response, we announced plans in May 2013 to significantly expand our crude oil storage and distribution infrastructure serving the southeast Texas refinery market. This planned expansion involves the construction of approximately 4.4 MMBbls of combined new crude oil storage capacity at our Enterprise Crude Houston (“ECHO”) storage facility that will increase its capacity to approximately 6.5 MMBbls. Also, we plan to construct 55 miles of associated pipelines to directly connect the ECHO storage facility with several major refineries in the Southeast Texas market. The expansion would be completed in phases with final completion expected in the second quarter of 2015.

Upon completion, we will be able to provide southeast Texas refiners with an integrated system featuring supply diversification, significant storage capabilities and a high capacity pipeline distribution system that will be directly connected to refineries having an aggregate capacity of approximately 3.6 MMBPD. In addition, the ECHO storage facility will have access to our marine NGL and crude oil terminal at Morgan’s Point on the Houston Ship Channel.

Plans to Build Gulf Coast Ethane Pipeline

In March 2013, we announced the receipt of transportation commitments to support development of the Aegis Pipeline, which is a new 270-mile pipeline system that will deliver ethane to petrochemical plants in the U.S. Gulf Coast region. The Aegis Pipeline will originate at our Mont Belvieu, Texas storage complex and have the capacity to transport purity ethane volumes to various petrochemical customers in Texas and Louisiana. The Aegis Pipeline is expected to begin commercial operations in stages beginning in the third quarter of 2014 through the second quarter of 2015.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. earnings press release dated January 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: January 30, 2014	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. earnings press release dated January 30, 2014.